                                                                       Exhibit 1
                                                                       ---------



                        COMMON STOCK PURCHASE AGREEMENT

                                    between

                           MICROFIELD GRAPHICS, INC.

                                      and

                                 STEELCASE INC.

                                 March 25, 1999
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                               TABLE OF CONTENTS

                                                              Page

1.   Purchase and Sale of Stock................................  1
     1.1  Sale and Issuance of Common Stock....................  1
     1.2  Closing..............................................  1
     1.3  Further Covenants; Price Limitation on Future Sales..  1

2.   Other Agreements..........................................  1
     2.1  Amended Voting Agreement.............................  1
     2.2  Amended Registration Rights Agreement................  1

3.   Representations and Warranties of the Company.............  1
     3.1  Organization, Good Standing and Qualification........  2
     3.2  Authorization........................................  2
     3.3  Capitalization.......................................  2
     3.4  Valid Issuance of Common Stock.......................  2
     3.5  Absence of Conflicting Agreements; Consents..........  2
     3.6  Governmental Consents................................  3
     3.7  SEC and Other Reports................................  3
     3.8  Litigation...........................................  3
     3.9  No Finders...........................................  3
     3.10 Use of Proceeds .....................................  3

4.   Representations and Warranties of Investor................  4
     4.1  Organization, Good Standing and Qualification........  4
     4.2  Authorization........................................  4
     4.3  Absence of Conflicting Agreements; Consents..........  4
     4.4  Litigation...........................................  4
     4.5  Purchase Entirely for Own Account....................  4
     4.6  Disclosure of Information............................  5
     4.7  Investment Experience................................  5
     4.8  Accredited Investor..................................  5
     4.9  Restricted Securities................................  5
     4.10 Legends..............................................  5
     4.11 No Finders...........................................  6
     4.12 Affiliate Status.....................................  6

5.   Conditions of Investor's Obligations at Closing...........  6
     5.1  Representations and Warranties.......................  6
     5.2  Qualifications.......................................  6
     5.3  Proceedings and Documents............................  6

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

     5.4  Amending Voting Agreement............................  6
     5.5  Amended Registration Rights Agreement................  7

6.   Conditions of the Company's Obligations at Closing........  7
     6.1  Representations and Warranties.......................  7
     6.2  Qualifications.......................................  7
     6.3  Proceedings and Documents............................  7
     6.4  Payment of Purchase Price............................  7
     6.5  Amended Voting Agreement.............................  7
     6.6  Amended Registration Rights Agreement................  7

7.   Miscellaneous.............................................  8
     7.1  Survival of Warranties...............................  8
     7.2  Successors and Assigns...............................  8
     7.3  Governing Law........................................  8
     7.4  Counterparts.........................................  8
     7.5  Titles and Subtitles.................................  8
     7.6  Notices..............................................  8
     7.7  Amendments and Waivers...............................  8
     7.8  Severability.........................................  9
     7.9  Entire Agreement.....................................  9

Schedule 2  Executive Officers and Directors

EXHIBIT A   Amended and Restated Share Ownership, Voting and Right of First
            Refusal Agreement
EXHIBIT B   Amendment No. 1 to Registration Rights Agreement

                        COMMON STOCK PURCHASE AGREEMENT

     THIS COMMON STOCK PURCHASE AGREEMENT is made as of March 25, 1999, by and among Microfield Graphics, Inc. d/b/a SoftBoard, an Oregon corporation (the "Company"), and Steelcase Inc., a Michigan corporation ("Investor").

     THE PARTIES HEREBY AGREE AS FOLLOWS:

     1.   Purchase and Sale of Stock.

          1.1 Sale and Issuance of Common Stock. Subject to the terms and conditions of this Agreement, Investor agrees to purchase at the Closing, and the Company agrees to sell and issue to Investor at the Closing, 444,445 shares of the Company's Common Stock (the "Purchased Stock") for a purchase price of $1,000,001.25.

          1.2 Closing. The purchase and sale of the Purchased Stock shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon, at 10:00 A.M. on March 25, 1999, or at such other time and place as the Company and Investor mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing, the Company shall deliver to Investor a certificate representing the Purchased Stock against payment of the purchase price therefor by wire transfer.

          1.3 Further Covenants; Price Limitation on Future Sales. Subject to the fiduciary duties of the officers and directors of the Company, for six months following the Closing the Company shall not, without the prior approval of Investor, sell any shares of the Company's Common Stock in a private sale to a third party for a price per share less than 90% of the last trade price of the Company's Common Stock on the Nasdaq SmallCap Market on the date the price per share for such sale is determined.

     2.   Other Agreements.

          2.1 Amended Voting Agreement. The Investor, the Company, and the executive officers and directors named in Schedule 2 shall enter into the Amended and Restated Share Ownership, Voting and Right of First Refusal Agreement, in the form attached as Exhibit A (the "Amended Voting Agreement").

          2.2 Amended Registration Rights Agreement. The Company agrees to grant Investor registration rights as set forth in Amendment No.1 to the Registration Rights Agreement attached as Exhibit B (the "Amended Registration Rights Agreement").

     3. Representations and Warranties of the Company. The Company hereby represents and warrants to Investor that:

          3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

          3.2 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Amended Voting Agreement and the Amended Registration Rights Agreement, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance, sale and delivery of the Purchased Stock has been taken or will be taken prior to the Closing, and this Agreement, the Amended Voting Agreement and the Amended Registration Rights Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Amended Registration Rights Agreement may be limited by applicable federal or state securities laws.

         3.3  Capitalization. The authorized capital of the Company consists of:

              (a) Common Stock. Twenty-five million (25,000,000) shares of Common Stock, 3,686,900 of which were issued and outstanding as of February 28, 1999.

              (b) Preferred Stock. Ten million (10,000,000) shares of undesignated Preferred Stock, none of which are issued or outstanding.

          3.4 Valid Issuance of Common Stock. The Purchased Stock, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Amended Voting Agreement and the Amended Registration Rights Agreement and under applicable state and federal securities laws.

          3.5 Absence of Conflicting Agreements; Consents. The execution and delivery of this Agreement, the Amended Voting Agreement and the Amended Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby will not conflict in any material respect with or result in a material breach of any terms or provisions of, or constitute a material default under (a) the Articles of Incorporation or Bylaws of the Company; (b) any note, bond, mortgage, indenture, license, lease, contract, commitment, agreement or other instrument or obligation to which the Company is a party or

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

by which the Company or any of its properties may be bound; or (c) any statute, order, writ, injunction, decree, rule or regulation applicable to the Company or any of its properties. No consent, approval, authorization, declaration or other order of, or registration or filing with, any court or regulatory authority or any third person is required for the valid execution, delivery and performance of this Agreement, the Amended Voting Agreement or the Amended Registration Rights Agreement by the Company, or its consummation of the transactions contemplated hereby or thereby, except such consents, approvals, authorizations, declarations, registrations or filings that have already been obtained or made, or those disclosed by Investor pursuant to this Agreement.

          3.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement except if required, qualifications or filings under the Securities Act and applicable Blue Sky laws, which qualifications and filings will be obtained or made and will be effective within the period required by law.

          3.7 SEC and Other Reports. The Company has heretofore made available to Investor complete copies of all of registration statements, reports and proxy statements, including amendments thereto, filed by the Company with the Securities and Exchange Commission (the "SEC") since January 1, 1998 and prior to the date of this Agreement (collectively the "SEC Documents"). None of the SEC documents, as of the date filed, contain any untrue statement of any material fact or omit to state a material fact necessary to make the statements contained in them not misleading. The Company has also furnished Investor with a copy of its year-end earnings release for 1998, including its income statement and balance sheet, for the fiscal year ended January 2, 1999.

          3.8 Litigation. There is no action, proceeding or suit pending, or, to the Company's knowledge, threatened, that questions the validity of this Agreement, the Amended Voting Agreement or the Amended Registration Rights Agreement or that would prevent or materially hinder the consummation of the transactions contemplated hereby or thereby.

          3.9 No Finders. The Company has not employed any broker, finder, agent or investment banker, dealt with anyone purporting to act in that capacity or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

          3.10 Use of Proceeds. The net proceeds to be received by the Company from the sale of the Purchased Stock pursuant to this Agreement shall be used by the Company for working capital and other general corporate purposes and not for dividends, stock buybacks (except for repurchases from employees at the original purchase price), or bonuses inconsistent with prior practices for a period of one year from the date of Closing.

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

     4. Representations and Warranties of Investor. Investor hereby represents and warrants that:

          4.1 Organization, Good Standing and Qualification. Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority to carry on its business as now conducted. Investor is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

          4.2 Authorization. Investor has full corporate power and authority to enter into this Agreement, the Amended Voting Agreement and the Amended Registration Rights Agreement, and each such Agreement constitutes its valid and legally binding obligation, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Amended Registration Rights Agreement may be limited by applicable federal or state securities laws.

          4.3 Absence of Conflicting Agreements; Consents. The execution and delivery of this Agreement, the Amended Voting Agreement and the Amended Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby will not conflict in any material respect with or result in a material breach of any terms or provisions of, or constitute a material default under (a) the Articles of Incorporation or Bylaws of Investor;
(b) any note, bond, mortgage, indenture, license, lease, contract, commitment, agreement or other instrument or obligation to which Investor is a party or by which Investor or any of its properties may be bound; or (c) any statute, order, writ, injunction, decree, rule or regulation applicable to Investor or any of its properties. No consent, approval, authorization, declaration or other order of, or registration or filing with, any court or regulatory authority or any third person is required for the valid execution, delivery and performance of this Agreement and the Amended Voting Agreement by Investor or its consummation of the transactions contemplated hereby or thereby, except such consents, approvals, authorizations, declarations, registrations or filings that have already been obtained or made, or those disclosed by the Company pursuant to this Agreement.

          4.4 Litigation. There is no action, proceeding or suit pending, or, to Investor's knowledge, threatened, that questions the validity of this Agreement, the Amended Voting Agreement or the Amended Registration Rights Agreement or that would prevent or materially hinder the consummation of the transactions contemplated hereby or thereby.

          4.5 Purchase Entirely for Own Account. This Agreement is made with Investor in reliance upon such Investor's representation to the Company, which by Investor's execution of this Agreement Investor hereby confirms, that the Purchased Stock will be acquired for investment for Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Investor further represents Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Purchased Stock.

          4.6 Disclosure of Information. Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Purchased Stock. Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Purchased Stock and the business, properties and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of Investor to rely thereon.

          4.7 Investment Experience. Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Stock. Investor also represents it has not been organized for the purpose of acquiring the Purchased Stock.

          4.8 Accredited Investor. Investor is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

          4.9 Restricted Securities. Investor understands that the Purchased Stock it is purchasing is characterized as a "restricted security" under the federal securities laws inasmuch as it is being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances. In this connection, Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

          4.10 Legends. It is understood that the certificates evidencing the Purchased Stock may bear one or all of the following legends:

          (a) "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

AMENDED (THE "ACT"), OR ANY APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS
(A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING THESE SECURITIES OR (B) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES (CONCURRED IN BY LEGAL COUNSEL FOR THE COMPANY) STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION OR THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION."

               (b) A legend stating that the Purchased Stock is subject to the Amended Voting Agreement.

          4.11 No Finders. Investor has not employed any broker, finder, agent or investment banker, dealt with anyone purporting to act in that capacity or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

          4.12 Affiliate Status. Investor acknowledges that it is considered an "affiliate" of the Company under the Federal Securities Laws and as such, resales of shares of the Company's Common Stock owned by it are subject to certain limitations, including the SEC's Rule 144.

     5. Conditions of Investor's Obligations at Closing. The obligations of Investor under subsection 1.1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against Investor if it does not consent thereto:

          5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

          5.2 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

          5.3 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Investor, and it shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

          5.4 Amended Voting Agreement. The Company, the Investor and the Company's executive officers and directors named in Schedule 2 shall have entered into the Amended Voting Agreement.

          5.5 Amended Registration Rights Agreement. The Company and the Investor shall have entered into the Amended Registration Rights Agreement.

     6. Conditions of the Company's Obligations at Closing. The obligations of the Company to Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by Investor:

          6.1 Representations and Warranties. The representations and warranties of Investor contained in Section 4 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

          6.2 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

          6.3 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and it shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

          6.4 Payment of Purchase Price. Investor shall have delivered to the Company at the Closing the purchase price for the Purchased Stock.

          6.5 Amended Voting Agreement. The Company, the Investor and the Company's executive officers and directors named in Schedule 2 shall have entered into the Amended Voting Agreement.

          6.6 Amended Registration Rights Agreement. The Company and the Investor shall have entered into the Amended Registration Rights Agreement.

     7.   Miscellaneous.

          7.1 Survival of Warranties.The warranties, representations and covenants of the Company and Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

          7.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Purchased Stock). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          7.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Oregon, exclusive of choice of law rules.

          7.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          7.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission or nationally recognized overnight courier service or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

          7.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of the Company and Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), any future holder of all such securities, and the Company.

          7.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          7.9 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

                              MICROFIELD GRAPHICS, INC.



                               By:  /s/ John B. Conroy
                                  ---------------------------------------
                                    John B. Conroy
                                    President and Chief Executive Officer

                         Address:   7216 SW Durham Road
                                    Portland, OR 97224


INVESTOR:

                              STEELCASE INC.



                               By:   /s/ James P. Hackett
                                   --------------------------------------
                                    James P. Hackett
                                    President and Chief Executive Officer

                         Address:   901 - 44th Street, S.E.
                                    Grand Rapids, MI 49508

                                 SCHEDULE 2

                       Executive Officers and Directors


John B. Conroy

Ross K. Summers

Randall R. Reed

Michael W. Stansell

Donald H. Zurstadt

William P. Cargile

Herbert S. Shaw